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                                 EXHIBIT 7(b)5


         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                 INFORMATION.
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                        MICROELECTRONIC PACKAGING,INC.
                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION


NOTE 1 - BASIS OF PRESENTATION

Reference is made to the "Introduction" on Page F-2.

NOTE 2 - PRO FORMA ADJUSTMENTS

The pro forma adjustments to the condensed consolidated financial information are as follows:

(1) To reflect the write-down of the assets of MPM Singapore Pte. Ltd. ("MPM") to their estimated net realizable value of $3,751,000; the application of the estimated proceeds from the sale of those assets to reduce borrowings of MPM; and the removal of the revenues, cost of sales, operating, and interest expenses of MPM from the consolidated operations of the Company.

(2) The Company has signed a Memorandum of Understanding with a creditor which, if consummated, would cause the conversion into equity in the Company of $9,000,000 of long-term debt and $383,000 of accrued interest.


                                      F-6